Exhibit 99.2

DEMAND FOR PAYMENT

The undersigned stockholder of American Addiction Centers, Inc., a Nevada corporation (“AAC”), hereby dissents from the approval of the Agreement and Plan of Merger dated October 30, 2014 (the “Merger Agreement”), whereby AAC Holdings, Inc., a Nevada corporation (“Holdings”), will acquire AAC through the merger of AAC Merger Sub, LLC, a Nevada limited liability company and a direct subsidiary of Holdings, with and into AAC, where AAC will be the surviving corporation and will become a wholly-owned subsidiary of Holdings (the “Merger”).

The undersigned stockholder hereby (INITIAL IN FRONT OF EACH STATEMENT AND INDICATE NUMBER OF SHARES, AS APPROPRIATE):

Demands payment for the undersigned stockholder’s shares of AAC common stock, $0.001, par value, in accordance with Nevada Revised Statutes 92A.300 to 92A.500, inclusive;

Certifies to ownership of the following shares:

shares of AAC common stock, $0.001, par value; or

Certifies as to the ownership of the shares indicated above before October 31, 2014, the date of the first public announcement to the news media of the terms of the Merger Agreement;

Authorizes AAC to tender the undersigned stockholder’s stock certificates evidencing the shares indicated above to the extent that AAC is in physical possession of said stock certificates; and

Acknowledges and agrees that this Demand for Payment represents the election to assert dissenter’s rights effective as of the effective time of the Merger, provided that the termination of the Merger Agreement or the failure of the Merger to be consummated in accordance with the terms of the Merger Agreement, shall render this Demand for Payment void and of no further force and effect.

As provided by NRS 92A.440(3), unless this demand for payment is withdrawn, the undersigned stockholder acknowledges that the undersigned stockholder will lose all rights as a stockholder of AAC once the undersigned stockholder’s stock certificates are deposited or, in the case of uncertificated shares, makes demand for payment.

Name(s):

Address:

Social Security Number/Taxpayer Identification Number:

By execution of this Demand for Payment, the undersigned stockholder hereby certifies that the information provided in this Demand for Payment is correct in all respects and that the undersigned stockholder has full power and authority to execute this Demand for Payment to exercise the dissenter’s rights for the shares indicated above.

Signature(s):

The completed and executed Demand for Payment should be delivered to American Addiction Centers, Inc., 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027, Attention: General Counsel and Secretary.

AMERICAN ADDICTION CENTERS, INC.

DEMAND FOR PAYMENT